EXHIBIT 21.1

SUBSIDIARIES OF YAHOO! INC.

Name	Jurisdiction of Incorporation	Percent Ownership if Less Than 100%

Yahoo! UK Limited	United Kingdom	70%
Yahoo! UK Holdings Limited	United Kingdom
Yahoo! Deutschland GmbH	Germany	70%
Yahoo! France SAS	France	70%
Yahoo! Media SL	Spain
Yahoo! Norway AS	Norway
Yahoo! Sverige AB	Sweden
Yahoo! Danmark ApS	Denmark
Yahoo! Singapore Pte. Ltd.	Singapore
Yahoo! Japan	Japan	34%
Yahoo! Korea	Korea	60%
Yahoo! Holdings Ltd. (Hong Kong)	Hong Kong
Yahoo! Australia & NZ PTY Ltd.	Australia
Yahoo! do Brasil Internet Ltda.	Brazil
Yahoo! Mexico, S.A. de C.V.	Mexico
Yahoo! de Argentina S.R.L.	Argentina
Yahoo! Canada	Canada
Yahoo! International Branch Holdings, Inc.	California
Yahoo! International Subsidiary Holdings, Inc.	California
Log-Me-On.com LLC	California
Indigo Acquisition Corporation	California
Online Anywhere	California
Encompass, Inc.	Georgia
HyperParallel, Inc.	California
Hype Parent Corporation	California
GeoCities	Delaware
Starseed, Inc.	Louisiana
Futuretouch Corporation	California
Broadcast.com	Delaware
Simple Network Communications, Inc.	California
NetRoadshow, Inc.	Georgia
Innovative Systems Services Group, Inc.	California
BRANCHES OF YAHOO! INC.
Name	Jurisdiction of Registration

Yahoo! Australia & NZ	Australia
Yahoo! Taiwan	Taiwan
Yahoo! Inc., sede secondaria	Italy